Exhibit (j)(1) Form N-1A

Exhibit 23 under Item 601/Reg. S-K

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment Number 61 to the Registration Statement (Form N-1A, No. 33-54445) of Federated Institutional Trust, and to the incorporation by reference of our report, dated December 23, 2013, on Federated Institutional High Yield Bond Fund (one of the portfolios constituting Federated Institutional Trust) included in the Annual Shareholder Report for the fiscal year ended October 31, 2013.

/s/ Ernst & Young

Boston, Massachusetts

December 23, 2013